Exhibit 99.1

FOR FURTHER INFORMATION:

Andrea K. Tarbox

Vice President and Chief Financial Officer

847.239.8812

FOR IMMEDIATE RELEASE

THURSDAY, AUGUST 26, 2010

KAPSTONE PAPER AND PACKAGING CORPORATION GAINS APPROVAL AS PRODUCER OF
CELLULOSIC BIOFUEL;

Registration Qualifies Company for 2009 Income Tax Credit

NORTHBROOK, IL — August 26, 2010 — KapStone Paper and Packaging Corporation

(NYSE: KS) (“KapStone”) announced that the Company was notified that its registration as producer of cellulosic biofuel for the tax year 2009 has been approved. With this registration, Kapstone may apply for a nonrefundable income tax credit of $1.01 per gallon of qualified cellulosic biofuel for the black liquor burned in early 2009 when the Company did not claim the alternative fuel mixture tax credit. KapStone estimates that a net $22 million benefit related to cellulosic biofuel will be reflected in the Company’s third quarter 2010 income tax provision.  There is no certainty the full benefit will be utilized to offset future taxes payable as it will be dependent on future taxable income.

About the Company

Headquartered in Northbrook, IL, KapStone Paper and Packaging Corporation is a leading North American producer of unbleached kraft paper products and linerboard. The Company is the parent company of KapStone Kraft Paper Corporation which includes paper mills in Roanoke Rapids, NC and North Charleston, SC, a lumber mill in Summerville, SC, and five chipping mills in South Carolina. The business employs approximately 1600 people.

Safe Harbor

This press release contains forward looking statements. These statements reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Information on the risks and uncertainties is provided under Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated herein by reference, and elsewhere in reports that the Company files or furnishes with the SEC. These filings can be found on the Company’s Web site at www.kapstonepaper.com. Forward looking statements included herein speak only as the date hereof and the Company disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

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